=========================================================================

                   SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D.C. 20549


                                FORM 8-K

            CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                   THE SECURITIES EXCHANGE ACT OF 1934

  Date of Report (Date of earliest event reported):   November 20, 1996

                  INTERNATIONAL TECHNOLOGY CORPORATION
         (Exact Name of Registrant as Specified in its Charter)

            Delaware                 1-09037                33-0001212
(State or Other Jurisdiction   (Commission File Number)    (IRS Employer
       of Incorporation)                                Identification No.)


    23456 Hawthorne Boulevard
       Torrance, California                                   90505
(Address of Principal Executive Offices)                     (Zip Code)


   Registrant's telephone number, including area code: (310) 378-9933

                                  None

      (Former Name or Former Address, if Changed Since Last Report)

Item 1.     Changes in Control of Registrant.

     On November 20, 1996, International Technology Corporation (the "Company") issued 45,000 shares of Cumulative Convertible Participating Preferred Stock, par value $100 per share (the "Convertible Preferred Stock"), and sold warrants (the "Warrants") to purchase 1,250,000 shares of common stock, par value $.01 per share (the "Common Stock"), for an aggregate purchase price of $45,000,000, to certain investors affiliated with The Carlyle Group (collectively, "Carlyle"), a Washington, D.C. based private merchant bank (the "Investment"). The Convertible Preferred Stock is convertible into Common Stock at an initial conversion price of $8 per share. The Warrants have an exercise price of $12 per share.

     Assuming the conversion of all of the Convertible Preferred Stock into Common Stock and exercise of all of the Warrants, Carlyle would own approximately 43% of the voting power of the Company.

     The terms of the Convertible Preferred Stock provide that, for five years from the consummation of the Investment, the holders of the Convertible Preferred Stock have the right to elect a majority of the Board of Directors of the Company, provided that Carlyle continues to own at least 20% of the voting power of the Company.

     As a result of the Investment, the Company accepted the resignations of Kirby L. Cramer, W. Scott Martin, Ralph S. Cunningham, Donald S. Burns, Henry E. Riggs and Jack O. Vance from the Board of Directors. The holders of the Convertible Preferred Stock elected Daniel A. D'Aniello, Philip B. Dolan, Admiral James David Watkins and Robert F. Pugliese as Carlyle designees to serve on the Board of Directors until the next annual meeting of stockholders or until their successors are duly elected and qualified. Mr. D'Aniello is the Managing Director of The Carlyle Group; Mr. Dolan is the Vice President of The Carlyle Group; Admiral Watkins is the president of the Joint Oceanographic Institutions, Inc. and the president of Consortium Oceanographic Research and Education and formerly was the United States Secretary of Energy; and Mr. Pugliese is special counsel to Eckert Seamans Cherin & Mellott.

     In connection with the Investment, the Company entered into a registration rights agreement with Carlyle whereby Carlyle or its transferee will be entitled to certain additional rights with respect to the registration under the Securities Act of 1933, as amended, of shares of Common Stock issuable upon conversion of the Convertible Preferred Stock or the exercise of the Warrants.

     Upon consummation of the Investment, the Company and the Carlyle purchasers entered into Amendment No. 1, dated November 20, 1996, to the Securities Purchase Agreement dated August 28, 1996. The amendment is attached hereto as Exhibit 10.1(a). Immediately following the consummation of the Investment, one of the Carlyle purchasers transferred (i) 4,692 of its 5,915 shares of Convertible Preferred Stock and (ii) 521,350 of its 657,246 Warrant shares to The State Board of Administration of the State of Florida.

     The net proceeds to the Company from the Investment are estimated to be approximately $41,000,000. Such proceeds will be used for acquisitions, working capital and other corporate purposes.

     The Investment triggered the right of holders of the Company's outstanding 7% Cumulative Convertible Exchangeable Preferred Stock, par value $100 per share (the "7% Preferred Stock") to convert into a greater number of shares of Common Stock than that to which they are otherwise entitled. On November 25, 1996 the Company issued a notice to all holders of Depositary Shares, each of which represents 1/100 of a share of 7% Preferred Stock, notifying such holders of the special conversion right. The notice is attached hereto as Exhibit 20.1 and incorporated herein by reference.

Item 5.   Other Events.

     In connection with the Investment, the Company amended its Certificate of Incorporation on November 20, 1996 to effect a reverse stock split (the "Reverse Stock Split"), pursuant to which each four shares of Common Stock will be exchanged for one share of Common Stock. The Reverse Stock Split became effective with respect to trading on the New York Stock Exchange on Thursday, November 21, 1996.

     On November 20, 1996, the Company issued the press release attached hereto as Exhibit 99.1 which is incorporated herein by reference.

     At the Annual Meeting of Stockholders, held November 20, 1996, the holders of the Company's common stock approved Proposal 3, as described in the Company's Proxy Statement dated October 30, 1996, the proposed 1996 Stock Incentive Plan, but did not approve Proposal 4 in the said proxy statement, which proposed an amendment to the Company's certificate of incorporation to eliminate provisions for a classified board of directors and cumulative voting.

Item 7.   Financial Statements and Exhibits.

(c)  Exhibits.

     The following exhibits are filed with this report on Form 8-K:

     Exhibit No.          Description
     ----------           -----------

     10.1(a) Amendment No. 1, dated November 20, 1996, to Securities Purchase Agreement dated August 28, 1996, by and among the Company and certain Purchasers identified therein.

     20.1 Notice to All Holders of Depositary Shares each representing 1/100 of a share of 7% Cumulative Convertible Exchangeable Preferred Stock dated November 25, 1996.

     99.1 Press Release of International Technology Corporation dated November 20, 1996.

                           SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              INTERNATIONAL TECHNOLOGY CORPORATION

Date:  November 20, 1996      By:___/s/____________________________
                                 Anthony J. DeLuca
                                 President and Acting Chief Executive
                                 Officer